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                                                                    Exhibit 99.1


For Immediate Release

Investors:                                           Press & Media:
Frank Connolly                                       Katherine Gonzalez
(203) 299-7157                                       (203) 299-7552
fconnolly@modemmedia.com                             kgonzalez@modemmedia.com

   Modem Media Reports Fourth Quarter Revenues up 10% over Last Year's Quarter


NORWALK, Conn., March 4, 2004 (BUSINESS WIRE) -- Modem Media, Inc. (NASDAQ:
MMPT), a leading interactive marketing firm, today announced its operating results for the fourth quarter and year ended December 31, 2003.



"This quarter's results showed solid growth and continued strong operating profitability," said Marc Particelli, President and CEO of Modem Media. "Prospects with existing clients and the addition of important new clients in 2003 and thus far in 2004 reflects a strengthening market for our services and return to revenue growth this year."


Fourth Quarter Results

Revenue for the fourth quarter of 2003 totaled $16.4 million compared with $15.0 million for the fourth quarter of 2002. The favorable impact of foreign exchange rates improved the quarter's revenue by $0.2 million compared with the fourth quarter of last year. Operating income for the fourth quarter of 2003 was $2.5 million, which included restructuring and other charges, net, of $(0.4) million due to changes in estimates regarding the underlying assumptions related to the Company's excess office space. The Company reported an operating loss for the fourth quarter of 2002 of $(6.8) million.

Net income was $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2003, which included an after-tax charge of $(1.3) million, or $(0.05) per share, for the impairment of the Company's remaining CentrPort investment and the related deferred tax asset, as well as the restructuring and other charges, net, discussed above of $(0.2) million, or $(0.01) per share. For the fourth quarter of 2002, the net loss was $(5.2) million, or $(0.20) per diluted share.

Full Year Results

Revenue for the year ended December 31, 2003 totaled $61.0 million compared with $70.1 million for the year ended December 31, 2002. The favorable impact of foreign exchange rates improved this year's revenue by $0.5 million compared with last year. Operating income for the year ended December 31, 2003 totaled $9.9 million compared with an operating loss of $(8.5) million for the year ended December 31, 2002. Restructuring and other charges, net, resulted in $0.7 million of income for 2003. This income was primarily a result of the sub-lease of excess office space in the Company's San Francisco office net of changes in estimates regarding the underlying assumptions related to the Company's excess office space.





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Net income was $5.0 million, or $0.19 per diluted share, for the year ended
December 31, 2003 compared with a net loss of $(7.5) million, or $(0.29) per diluted share, for the year ended December 31, 2002. The restructuring income, net of charges, mentioned above added $0.5 million to net income and $0.02 earnings per diluted share for the year ended December 31, 2003. Additionally, net income for 2003 was reduced by $(1.3) million, or $(0.05) per share, due to the charge for the impairment of the Company's CentrPort investment and the related deferred tax asset.

Cash and cash equivalents were $56.1 million at December 31, 2003, an increase of $2.8 million compared to $53.3 million at September 30, 2003, principally due to cash provided by operations [and proceeds from the exercise of employee stock options]. The balance as of December 31, 2002 was $49.3 million.

Guidance

Modem Media expects revenue from $15 to $16 million in the first quarter of 2004 with earnings ranging from $0.02 to $0.04 per diluted share. The Company expects full-year revenue from $65 to $70 million for 2004 and earnings per diluted share of $0.23 to $0.26. Depreciation is anticipated to be approximately $2.7 million for the full year with capital expenditures for 2004 in the range of $2 million.

About Modem Media
Founded in 1987, Modem Media (www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Allianz, AOL, Delta Air Lines, General Motors, Home Depot, IBM, Kraft, Michelin, Philips Electronics, and Sprint. Modem Media's success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and Sao Paulo.

                                       ###

This press release contains statements that are "forward-looking" within the meaning of applicable federal securities laws, including the Company's expected revenue, earnings per share, net income, profitability, depreciation, capital expenditures, future growth and future client demand, which are all subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company's services, spending levels of the Company's clients and prospects, the loss of a major client, pricing pressure for the Company's services, the impact of the continued economic downturn, the cost to defend or settle certain litigations to which the Company is a party, the ability to sublet excess space, the timing and ability of the Company to manage the level of personnel and capacity in the future, dilution from employee options exercised, the timing of capital expenditures, the timing of collections from the Company's clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding





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                                MODEM MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands, except per share amounts)

                                                              Three Months Ended              Year Ended
                                                                 December 31,                December 31,
                                                            ----------------------       --------------------
                                                              2003         2002            2003        2002
                                                            --------     --------         -------      ------
Revenues                                                    $ 16,425     $ 14,975       $ 61,000     $ 70,128
Cost of revenues                                               8,139        7,793         29,965       35,991
                                                           ---------     --------       --------     --------
Gross profit                                                   8,286        7,182         31,035       34,137
                                                           ---------     --------       --------     --------
Operating expenses:
     Selling, general and administrative                       4,819        5,352         18,918       22,449
     Restructuring and other charges (credits), net              381        7,502           (730)      15,444
     Depreciation and amortization                               575        1,152          2,988        4,744
                                                           ---------    ---------       --------    ---------
         Total operating expenses                              5,775       14,006         21,176       42,637
                                                           ---------     --------       --------     --------
Operating income (loss)                                        2,511       (6,824)         9,859       (8,500)
Gain on sale of CentrPort stock                                   --           --            --         2,317
Impairment of investment in CentrPort                           (520)          --           (520)          --
Interest income                                                  175          167            595          732
Other expense, net                                              (154)        (202)          (667)        (273)
                                                           ---------     --------       --------     --------
Income (loss) from continuing operations
     before income taxes                                       2,012       (6,859)         9,267       (5,724)
Provision (benefit) for income taxes                           1,358       (1,450)         4,281         (839)
                                                           ---------     --------       --------     --------
Income (loss) from continuing operations                         654       (5,409)         4,986       (4,885)
                                                           ---------     --------       --------     --------
Discontinued operations:
     Operating income (loss)                                      --          251             --       (4,511)
     Provision (benefit) for income taxes                         --           68             --       (5,307)
                                                           ---------     --------       --------     --------
Income from discontinued operations                               --          183             --          796
                                                           ---------     --------       --------     --------
Income (loss) before cumulative effect of
     accounting change                                           654       (5,226)         4,986       (4,089)
Cumulative effect of accounting change                            --           --            --        (3,391)
                                                           ---------     --------       --------     --------
Net income (loss)                                          $     654     $ (5,226)      $  4,986     $ (7,480)
                                                           =========     ========       ========     ========

Basic and diluted per share data:
     Income (loss) from continuing operations                $  0.02     $  (0.21)       $  0.19     $  (0.19)
     Income from discontinued operations                          --         0.01             --         0.03
                                                           ---------     --------       --------     --------
     Income (loss) before cumulative effect of
       accounting change                                        0.02        (0.20)          0.19        (0.16)
     Cumulative effect of accounting change                       --           --            --         (0.13)
                                                           ---------     --------       --------     --------
     Net income (loss)                                       $  0.02     $  (0.20)       $  0.19     $  (0.29)
                                                           =========     ========       ========     ========

Weighted-average number of common shares outstanding:
     Basic                                                    26,318       25,980         26,072       25,937
                                                           =========     ========       ========     ========
     Diluted                                                  27,567       25,980         26,699       25,937
                                                           =========     ========       ========     ========






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                                MODEM MEDIA, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited, in thousands)

                                                          December 31,          December 31,
                                                              2003                  2002
                                                         --------------            ------
Cash and cash equivalents                                    $ 56,095             $ 49,312
Other current assets                                           22,293               17,425
Non-current assets                                             64,547               73,060
                                                            ---------              -------
Total assets                                                 $142,935             $139,797
                                                             ========             ========

Total liabilities                                            $ 42,286             $ 46,383
Total stockholders' equity                                    100,649               93,414
                                                             --------              -------
Total liabilities and stockholders' equity                   $142,935             $139,797
                                                             ========             ========
